Exhibit 99.1

Qualys Appointments Todd Headley, Former CFO of Sourcefire, to its Board of Directors

Appointment Brings a Unique Combination of Financial and Security Industry Experience To Qualys

Redwood City, Calif. – Feb. 8, 2016 - Qualys, Inc., a pioneer and leading provider of could-based security and compliance solutions, today announced Todd Headley as the newest member of its Board of Directors. Headley, who brings more than thirty years of experience helping technology companies through various stages of growth, will join a board comprised of industry leaders to provide strategic guidance on driving global expansion of Qualys’ cloud security and compliance solutions to meet the needs of both public and private sectors.

“Qualys is a successful, profitable and proven security company with a great customer base and innovative solutions that provide visibility to today’s advanced threats,” said Headley. “I am very excited to join the company at this time and look forward to helping them achieve their vision of making their extensible cloud security and compliance platform a must-have security solution.”

Headley served as chief financial officer of Sourcefire from 2003 until the company’s acquisition by Cisco in 2013. Over a ten-year period, he was instrumental in helping grow the business to more than 700 employees with nearly $300M in global annual revenue. After leading the company through four rounds of venture financing to raise $55M, completing a $93M IPO in 2007 and making two technology acquisitions, Headley also managed the acquisition of the company by Cisco for $2.7B in 2013. He also serves as a director for three privately held, security-minded companies.

“Todd brings a wealth of knowledge from his experience working with other technology and security brands,” said Philippe Courtot, Chairman and CEO, Qualys. “With unique expertise in leading businesses through every stage of growth, he will help us build on our momentum to further drive global expansion for Qualys to the next level.”

The Qualys Board of Directors is led by Qualys Chairman and CEO, Philippe Courtot and includes: General Peter Pace, former Chairman of the Joint Chiefs of Staff for the U.S. Armed Forces; Sandra England Bergeron, board member of Sophos Group plc and F5 Networks; Donald R. Dixon, managing director for Trident Capital; Jeffrey P. Hank, former vice president and corporate controller for Intuit; Kristi M. Rogers, chairman of Aspen Medical International; and former Cybersecurity Coordinator and Special Assistant to the President of the United States, Howard A. Schmidt.

About Todd Headley

Formerly the Chief Financial Officer of Sourcefire, Todd Headley now serves as an advisor and board member to three privately held security companies, in addition to his role with Qualys. He brings more than 30 years of experience in helping scale and grow technology organizations, with specific experience in mergers and acquisitions, partnerships, international expansion and raising capital. Prior to Sourcefire, Headley held key financial management positions in four venture-backed technology start-ups: Riverbed Technologies, Roadshow, BioNetrix and POMS. He began his career as a public accountant with Arthur Andersen in Washington, DC. He is a CPA and holds a bachelor’s degree in accounting from Virginia Tech.

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud-based security and compliance solutions with over 8,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, NTT, Optiv, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

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